CONTACT: Investor Inquiries:

Joseph Gangemi

Senior Vice President

Investor Relations

(908) 206-2863

Media Inquiries:

France Delle Donne

Senior Vice President

Communications & PR

(908) 206-2668

Center Announces Resignation of Officer

UNION, N.J., May 3, 2013 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq:CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank ("UCNB"), announced that Vincent Tozzi, has resigned from the position of Vice President, Treasurer & Chief Financial Officer of Center Bancorp, Inc. and as Senior Vice President and Chief Financial Officer of Union Center National Bank., effective May 31, 2013 to pursue other business opportunities. The Bank announced that Francis “Rich” Patryn, Senior Vice President & Comptroller would be assuming the role of interim Chief Financial Officer.

“Rich has been a valued member of the Bank management team for the past 15 plus years, and we wish him success in his new position,” said Anthony Weagley, President and Chief Executive Officer. “We are fortunate to have Rich, an experienced financial manager, available to assume Vince’s duties.” Rich currently serves as the bank's Comptroller, a role he assumed in 1997. Rich holds a BS from St. Peters College and is a Graduate of the Stonier Graduate School of Banking.

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small- and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Banking and Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services. The Bank, through a strategic partnership between the Bank's Private Banking Division and Alexander, Troy & Company ("AT&CO."), Family Office Services, of Katonah, New York, provides customized financial and administrative services to high-net worth individuals.

Center also through a strategic partnership with Compass Financial Management, LLC and ING offers pension/401(k) planning services. Compass is an Investment Advisory Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 15 banking locations in Union, Morris and Bergen Counties in New Jersey. Banking centers are located in Union Township (5 locations), Berkeley Heights, Boonton/Mountain Lakes, Englewood, Madison, Millburn/Vauxhall, Morristown, Oakland, Saddle River, Springfield, and Summit, New Jersey. Center filed an application in March 2013 with the Office of the Comptroller of the Currency to open a Private Banking and Loan Production Office in Princeton, NJ. The Bank's primary market area is comprised of Union, Morris and Bergen Counties, New Jersey.

For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at www.ucnb.com.